NEWS RELEASE

ParkerVision Announces Changes to Board of Directors

Jacksonville, Florida, September 20, 2018 -- ParkerVision, Inc. (OTCQB: PRKR), announced today that it has reduced the size of its Board of Directors from eight to five members. In connection with the restructuring, the Board accepted the resignation of four directors: Mr. William Hightower, Mr. John Metcalf, Dr. Nam Suh and Mr. Papken der Torossian. The Company had no disagreements with any of its parting directors.

Jeffrey Parker, CEO of ParkerVision stated, “The downsizing of our Board coincides with a narrowing of the Company’s business focus and will allow for closer collaboration between the Board and the executive management team. I greatly appreciate the contributions of each of our departing directors, and I know that each of them is looking forward to our future successes.”

Mr. Lewis (Lew) Titterton was appointed as a Class I director to fill a vacancy resulting from the board restructuring. Mr. Titterton has a strong background in technology with an emphasis in healthcare. He is the current Chairman of the Board of NYMED, Inc., a position he has held since 1989. Mr. Titterton also serves as the lead independent director for ITUS Corporation (“ITUS”), a Nasdaq biotech company where he served as Chairman of the Board from 2012 to 2016. He holds an BA degree from Cornell University and a MBA in Finance from the State University of New York.

Mr. Parker continued, “We are excited to add Lew, a prominent business leader, to our Board. Lew’s background in biotech provides him with a deep understanding of the unique challenges that parallel those of an innovative technology company. The depth and experience of our Board is enhanced by Lew’s background and extensive knowledge. We look forward to his contribution as we continue to build our international licensing program.”

About ParkerVision

ParkerVision, Inc. designs, develops and markets its proprietary radio-frequency (RF) technologies, which enable advanced wireless solutions for current and next generation communications networks. ParkerVision also develops and markets a family of products under the Milo® brand that leverages existing Wifi infrastructure to create more optimal Wifi configuration and superior coverage for small businesses and consumers. For more information please visit www.parkervision.com and www.milowifi.com. (PRKR-G)

Safe Harbor Statement

This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s SEC reports, including the Form 10-K for the year ended December 31, 2017 and the Forms 10-Q for the quarters ended March 31, 2018 and June 30, 2018. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

Contact:

Cindy Poehlman		Jean Marie Young
Chief Financial Officer	or	The Piacente Group
ParkerVision, Inc.		212-481-2050
904-732-6100		parkervision@tpg-ir.com
cpoehlman@parkervision.com

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